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                                                                     Exhibit 1.1


NOTE ABOUT TRANSLATION:

This document is an English translation of a document originally written in Italian. In preparing this translation, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and, if they do, the Italian text will govern by law.

In this translation, Italian legal concepts are expressed in English terms and not in their original Italian. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

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                             BY-LAWS OF FIAT S.P.A.

                                    SECTION I

NAME - REGISTERED OFFICE - OBJECTS - DURATION

ART. 1 - NAME

A Joint Stock Company is hereby incorporated under the name of "FIAT Societa per Azioni".

The name may be written in either capital or small letters, with or without punctuation marks.

ART. 2 - REGISTERED OFFICE

The Company's Registered Office is at Via Nizza 250, Turin, Italy.

Subsidiary companies, branches and agencies of all kinds both in Italy and abroad may be set up, modified or closed down by resolution of the Board of Directors.

ART. 3 - OBJECTS

The objects of the Company are: the carrying out, through wholly or partially owned companies or other entities, or directly, of activities relating to the passenger and commercial vehicles, transport, mechanical engineering, agricultural equipment, energy and propulsion industries, as well as any other manufacturing, commercial, financial or other activities and services.

In order to achieve the above objects and within their scope the Company may:

    - operate, among others, in the mechanical, electrical, electromechanical, thermomechanical, electronic, nuclear, chemical, mining, steel and metallurgical industries, as well as in the fields of telecommunications, civil, industrial and agricultural engineering, publishing, information services, tourism and other activities in the field of services;

    - acquire shareholdings and equity interests in companies and enterprises of any kind and form; purchase, sell and place shares, quotas and debentures;

    - finance wholly or partially owned companies and entities, and carry on the technical, commercial, financial and administrative coordination of their activities;

    - acquire, in its own interest and in the interests of wholly or partially owned companies and entities, ownership of rights on intangible assets providing for their use by such companies and entities;

    - promote and ensure the performance of research and development activities, as well as the use and exploitation of the results thereof;

    - carry out, in its own interest and in the interests of wholly or partially owned companies and entities, any transaction whatsoever concerning personal and real property, finance, trade, and

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         association including loans and financing in general and granting, also in favor of third parties, of guarantees, suretyships and warranties, secured and unsecured by mortgage.

ART. 4 - DURATION

The Company is established for a period ending on December 31, 2100.

                                   SECTION II

CAPITAL OF THE COMPANY - SHARES

ART. 5 - CAPITAL STOCK

The capital stock of the Company amounts to 3,082,128,000 euros and comprises 433,220,490 ordinary shares, 103,292,310 preference shares and 79,912,800 savings shares, all with a par value of 5 euros each.

Following the resolutions adopted by the Board of Directors at its meeting on December 9, 1998, the Stockholders' Meeting held on June 23, 1999, and the Board of Directors at its meeting on February 18, 2000, a capital increase may be carried out on a contributory basis for a maximum of 27,530,000 euros, by issuing a maximum of 5,506,000 ordinary shares with a par value of 5 euros each, reserved for employees of the Company and its Italian and foreign subsidiaries.

As a result of the resolutions passed by the Board of Directors on December 10, 2001, a capital increase may be carried out on a contributory basis, for a maximum of 82,275,750 euros, through the issue of a maximum of 16,455,150 ordinary shares with a par value of 5 euros each, to be issued on February 1, 2007 following exercise of the "FIAT Ordinary Share Warrants 2007."

In the event of a capital stock increase, the holders of shares of each class shall have a proportional right to be granted an option to subscribe for the new issue of shares of their class, or, if shares of their class are not issued or are insufficient, an option to subscribe for shares of the other class (or classes) issued.

The capital stock may also be increased through the transfer-in of receivables or other assets representing payment in kind, against the issue of ordinary and/or preference and/or savings shares.

Resolutions concerning the issue of new shares which have the same characteristics as those already in circulation shall not require further approval by special meetings of the shareholders of the individual classes.

By and not later than September 11, 2007, the Board of Directors shall have the power to increase the capital stock, on one or more occasions, up to a maximum of 8 billion euros, and issue convertible and nonconvertible debentures, on one or more occasions, up to the same limit, provided the amount each time does not exceed the limit set by law.

Increases in capital made pursuant to said powers may, within a limit of 1% of the capital stock, be reserved for employees of the Company and/or its subsidiaries, in accordance with procedures and criteria established by the Board of Directors.

Capital stock increases deriving from the exercise of powers delegated to the Board, including those required by the conversion of debentures or the exercise of warrants, shall be implemented through the issue of shares belonging to the existing classes of shares.

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The Extraordinary Stockholders' Meeting, in a resolution approved on September
12, 2002, ordered that the Directors, pursuant to the delegation of powers discussed above and to the specific terms and conditions therein contained, approve a capital increase reserved for the banks specified in said resolution, as allowed under Paragraph Seven of Article 2441 of the Italian Civil Code, and that the newly issued ordinary shares be subscribed and paid in through the setoff of loans up to a maximum of 3 billion euros of the principal.

ART. 6 - SAVINGS SHARES AND COMMON REPRESENTATIVE

Savings shares possess the privileges set out in articles 21 and 25.

If the savings shares are delisted, they shall be transformed into registered shares if originally bearer shares, and they shall have the right to a higher dividend increased by 0.175 euros, rather than 0.155 euros, with respect to the dividend received by the ordinary and preference shares.

If the ordinary shares are delisted, the higher dividend received by the savings shares with respect to the dividend received by ordinary and preference shares shall be increased by 0.2 euros per share.

The outlays needed to safeguard the common interests of the holders of savings shares, for whom their Special Meeting resolved the constitution of the reserve, will be borne by the Company up to an amount of 20,000 euros per year.

In order to assure the common representative of adequate information regarding operations that may affect share prices, the legal representatives shall be responsible for sending such common representative, in good time, any communications relating to the above matters.

                                   SECTION III

STOCKHOLDERS' MEETINGS

ART. 7 - STOCKHOLDERS' MEETINGS

Meetings, when properly called and constituted, represent the totality of stockholders, or of those of the relevant classes; their resolutions are binding also upon absent or dissenting stockholders within the limits of law and of these articles of association.

The rules governing procedures for Stockholders' Meetings are approved and modified by an Ordinary Meeting in which both ordinary and preference shares have the right to vote. This Meeting, which takes resolutions with an absolute majority of votes present, is regularly constituted, on first call, when stockholders representing more than half the ordinary and preference stock are present and, on second call, however many stocks with voting rights are represented.

ART. 8 - NOTICE OF MEETING

The Ordinary General Meeting of Stockholders is called by the Board of Directors to take place at the Registered Office or elsewhere in Italy, at least once a year, within six months after the end of the Company's financial year.

Additional ordinary and extraordinary meetings may be called whenever the Board of Directors deems it appropriate, and in the cases provided for by law.

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To call the meetings a notice must be published in the Official Gazette of the
Republic of Italy under the terms of law.

In the notice of meeting another day for a possible second call may be indicated. For extraordinary meetings the date of a third call may also be fixed.

ART. 9 - ATTENDANCE AND REPRESENTATION AT THE STOCKHOLDERS' MEETINGS

For attendance and representation at Stockholders' Meetings, the terms of law shall apply.

ART. 10 - ORDINARY STOCKHOLDERS' MEETINGS

At Ordinary Stockholders' Meetings only the ordinary shares have the right to vote.

Ordinary Meetings are properly constituted on first call by the attendance of stockholders representing at least one half of the capital stock entitled to vote; On second call, by the attendance of stockholders representing any portion of the capital stock entitled to vote.

Resolutions are adopted in all cases by an absolute majority of votes, except for the appointment of directors, for which a relative majority is sufficient, and for the appointment of members of the Board of Statutory Auditors, for which the provisions of art. 19 shall apply.

ART. 11 - EXTRAORDINARY STOCKHOLDERS' MEETINGS

At Extraordinary Meetings, ordinary and preference shares have the right to vote.

Extraordinary Meetings are properly constituted, on first call, with the participation of stockholders representing more than one half of the capital stock with voting rights, while on second and third call, with the participation of stockholders representing more than one third and more than one fifth of the capital stock, respectively.

Extraordinary Meetings resolve on first, second and third call with the favorable vote of at least two thirds of the capital stock represented at the Meeting, except for cases of special majorities expressly regulated by law.

ART. 12 - CHAIRMANSHIP OF THE STOCKHOLDERS' MEETINGS

At Stockholders' Meetings, the Chair is taken by the Chairman of the Board or, in his absence, by the Vice Chairman, if appointed; in their absence, by a person designated by the meeting.

The Secretary is appointed by the meeting upon proposal of the Chairman. Where the law so provides, or when it is deemed appropriate by the Chairman of the meeting, the minutes may be drawn up by a notary public designated by the Chairman himself, in which case there is no need to appoint a Secretary.

The Chairman of the Stockholders' Meeting conducts proceedings, including the decision regarding the voting system and the calculation of votes.

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                                   SECTION IV

MANAGEMENT AND REPRESENTATION

ART. 13 - BOARD OF DIRECTORS

The Company is managed by a Board of Directors consisting of a number varying from nine to fifteen members, as determined by the Stockholders' Meeting.

No one over the age of 75 shall be appointed as a Director.

ART. 14 - CORPORATE OFFICES, COMMITTEES AND DIRECTORS' FEES

The Board of Directors shall appoint from among its members a Chairman, a Vice Chairman, if deemed advisable, and one or more Chief Executive Officers. In the case of the absence or incapacity of the Chairman, the Vice Chairman, if appointed, will assume his functions.

The Board of Directors may set up an Executive Committee and/or other Committees with specific functions and tasks, fixing its/their composition and operating procedures. More specifically, the Board of Directors shall establish an Audit Committee and a Compensation Committee.

The Board of Directors may also appoint one or more Chief Operating Officers and may designate a Secretary, who need not be a member of the Board.

The fees payable to the Directors and members of the Executive Committee shall be determined by the Stockholders' Meeting and will be effective until the Meeting resolves otherwise. The compensation of the Directors vested with particular offices shall be determined by the Board of Directors, after having received the opinion of the Statutory Auditors.

ART. 15 - MEETINGS OF THE BOARD OF DIRECTORS

The Board meets when called by the Chairman, generally at least every quarter and whenever he deems it appropriate, or when requested by at least 3 Directors.

The Board of Directors can also be called, after the Chairman has been informed, by at least two statutory auditors.

Meetings are called by written notice, containing all elements necessary for the discussion, to be sent at least five days before the day on which the meeting is to be held, except in cases of urgency.

Meetings are presided over by the Chairman or, in his absence, by the Vice Chairman, if appointed; in their absence the Chair shall be taken by another Director designated by the Board.

Directors to whom powers have been delegated must report to the Board of Directors and to the Board of Statutory Auditors, at least every quarter, on the activity carried out in execution of such powers, on the most important operations carried out by the company or by subsidiary companies, and on those that potentially create a conflict of interest.

The directors and statutory auditors may participate in meetings by videoconference call, conference call, or other similar technologies, on condition that they are identified and can participate in the discussion of

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the issues on the agenda and receive, send or view documents; the meeting is considered held at the place where the Chairman and the Secretary who drafts the minutes signed by both of them are present.

ART. 16 - RESOLUTIONS OF THE BOARD OF DIRECTORS

The Board's resolutions shall be valid if the majority of Directors in office are present. Resolutions are passed by an absolute majority of votes of the Directors present. In the case of a tie, the Chairman of the meeting shall have the casting vote.

Resolutions shall be recorded in minutes, to be signed by the Chairman of the meeting and the Secretary.

ART. 17 - POWERS OF THE BOARD OF DIRECTORS

The Board is vested, without any limitation, with full powers for the ordinary and extraordinary management of the Company, with the authority to carry out all transactions, including disposals, deemed appropriate to achieve the Company's purposes, excluding and excepting none - including the granting of mortgages or liens, on the whole or part of property, to be registered, postponed and cancelled, as well as effecting or canceling registrations or notes of any kind, also regardless of the payment of debts which such registrations or notes relate to - with the exception of those transactions which are reserved by law to the competence of the Stockholders' Meeting.

ART. 18 - REPRESENTATION

The representation of the Company is invested in the Directors who serve as Chairman of the Board, Vice Chairman and Chief Executive Officer, separately, for the execution of the resolutions of the Board of Directors and in legal proceedings, as well as for the execution of the powers conferred on them by the Board.

                                    SECTION V

BOARD OF AUDITORS

ART. 19 - APPOINTMENT AND QUALIFICATIONS OF THE STATUTORY AUDITORS

The Board of Statutory Auditors is composed of 3 regular members and 3 alternate members. The minority has the right to appoint one regular and one alternate auditor.

All statutory auditors must be entered in the register of auditors and possess at least three years' experience as a statutory account auditor.

The Board of Statutory Auditors is appointed on the basis of lists presented by stockholders on which candidates are listed in numerical order. The list consists of two sections: one for candidates to the office of regular auditor, the other for candidates to the office of alternate auditor.

Only those stockholders who, alone or together with others, in total hold shares with voting rights representing at least 3% of the capital with the right to vote in the Ordinary Meeting, have the right to present lists.

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No single stockholder, nor stockholders belonging to the same group, can present, even by means of third parties or a trustee company, more than one list, nor can they vote for different lists. Each candidate can be present in one list only, otherwise he will be considered ineligible.

Statutory Auditors who already occupy regular statutory auditing positions in another five listed companies, excluding parent or subsidiary companies of Fiat S.p.A., or who do not possess requisites of honorability and professionalism laid down by the pertinent regulations and this article, cannot be included in candidate lists. Resigning statutory auditors may be re-elected.

The lists presented must be deposited at the company's offices at least ten days prior to the date set for the Meeting on first call, and mention of such term must be made in the document calling the Meeting.

Together with each list and within the time limit indicated above, declarations will be deposited in which single candidates accept the candidature and, on their own responsibility, state that there are no grounds for ineligibility or incompatibility, and that they fulfil the requirements laid down by law and by the company's Articles of Association for the offices in question. Any list for which the above conditions are not observed will be considered as not presented.

The statutory auditors are elected as follows:

1. two regular auditors and two alternate auditors are drawn from the list that has obtained most votes at the Stockholders' Meeting, on the basis of the numerical order under which they appear in each section of the list;

2. the remaining regular auditor and the other alternate auditor are drawn from the second list that has obtained most votes at the Stockholders' Meeting, on the basis of the numerical order under which they appear in each section of the list.

The chairmanship of the Board of Statutory Auditors will go to the first candidate from the list that has obtained most votes.

Should it be impossible to proceed with the appointment according to the above described system, the Stockholders' Meeting shall resolve by relative majority.

Where the requirements of the law or company articles are not met, the statutory auditor forfeits his office.

In the event of a statutory auditor being replaced, the first alternate auditor, if available, belonging to the same list as the auditor being substituted and after having confirmed the existence of the prescribed requirements, will join the Board for the remainder of the auditors' term of office. In the event of a replacement of the Chairman, the office will be taken over by the other regular statutory auditor belonging to the same list.

Prior conditions in matters of the appointment of statutory auditors do not apply to Statutory Meetings that have to appoint alternate auditors in the case only one auditor has remained in office. In such cases, the Stockholders' Meeting resolves by relative majority.

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                                   SECTION VI

FINANCIAL STATEMENTS AND PROFITS

ART. 20 - FINANCIAL YEAR

The Company's financial year ends on December 31 each year.

ART. 21 - ALLOCATION OF NET INCOME

The net income for the year resulting from the annual financial statements shall be allocated as follows:

    - to the Legal Reserve, 5% of net income until this reserve reaches one fifth of the capital stock;

    -   to savings shares, a dividend of up to 0.3s1 euros per share;

    - to the Legal Reserve (additional allocation), to the Extraordinary Reserve and/or to retained earnings, such allocations as shall be decided by the Annual General Meeting of Stockholders;

    -   to preference shares, a dividend of up to 0.31 euros per share;

    -   to ordinary shares, a dividend of up to 0.155 euros per share;

    - to savings shares and ordinary shares, in equal proportions, an additional dividend of up to 0.155 euros per share;

    - to each ordinary, preference and savings shares, in equal proportions, the balance of the net income which the Stockholders' Meeting resolves to distribute.

When the dividend paid to savings shares in any year amounts to less than 0.31 euros, the difference shall be added to the preferred dividend to which they are entitled in the following two years.

In case of modification of the par value of shares, the abovementioned amounts will be on a pro-rata basis.

ART. 22 - INTERIM DIVIDENDS

During the financial year, if the Board of Directors deems it advisable in relation to the operating results, it may authorize the payment of interim dividends for the financial year in question.

ART. 23 - PAYMENT AND STATUTE OF LIMITATION OF DIVIDENDS

Dividends shall be payable at the Company's Registered Office and at banking institutions designated by the Company.

Dividends not collected within five years from the day they became payable shall be forfeited to the benefit of the Company.

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                                   SECTION VII

FINAL PROVISIONS

ART. 24 - STOCKHOLDERS' DOMICILE

The stockholders' domicile, for all matters concerning his or her relationship with the Company, is that recorded in the book of stockholders.

ART. 25 - LIQUIDATION OF THE COMPANY

The Company shall be put into liquidation in the cases provided for and in accordance with the terms of the law.

The Stockholders' Meeting shall appoint one or more liquidators and determine their powers.

In the event of liquidation, the residual assets of the Company shall be paid to stockholders in the following order:

    -   to savings shares, up to their par value;

    -   to preference shares, up to their par value;

    -   to ordinary shares; up to their par value;

    - the balance, if any, to shares of all three classes in equal proportions.

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